Exhibit 10.8

CONTRACT FOR CONSULTING SERVICES

Name of Consultant:	William Bush
c/o YESDTC Holdings, Inc.
300 Beale St. Suite 613
San Francisco, Ca 94105

Effective Dates of Contract:	January 1, 2010 through December 31, 2010

YesDTC Holdings, Inc. (“YESDTC”) and William Bush (“Consultant”) agree as follows:

1.             Services and Fees:

a.           The services that Consultant will perform, and the fees which YESDTC will pay to Consultant in return for those services, are described in the “Description of Work and Compensation” attached as Exhibit A to this Contract for Consulting Services (“the Contract”).

b.           If YESDTC and Consultant anticipate working together on more than one project, additional exhibits describing such projects may be made a part of the Contract.  Each additional exhibit must be signed by both parties to be valid.

c.           Consultant is an independent contractor, not an employee of YESDTC, and no employment relationship is created by the Contract.

2.             Term:  The term of the Contract is twelve months, beginning on January 1, 2010 and ending on December 31, 2010, unless the Contract is terminated by one or both of the parties pursuant to the terms of the Contract.

3.             Work:  YESDTC will provide Consultant with specifications for the accomplishment of the Description of Work found in Exhibit A.  Consultant will submit periodic reports, as requested, detailing completed work to YESDTC, and upon YESDTC’s acceptance of the Work, YESDTC shall pay Consultant the compensation as provided for in Exhibit A.

4.             Termination:

a.           YESDTC may terminate the Contract immediately if Consultant or any of its employees or agents:

i.	Breaches the confidentiality provisions of the Contract;

ii.	Is late in the delivery of work or if delivered work quality is unacceptable; or

iii.	Engages in any activity that could lead to termination “for cause” as set forth in YESDTC’s Employee Handbook.

In the event that the Contract is terminated by YESDTC for any of the above reasons, Consultant will be paid only for work delivered and approved by YESDTC up to the date of such termination.

b.           Either Party may terminate the Contract at any time, for any reason by giving ten (10) days written notice to the other Party.  Should Consultant terminate the Contract in this manner, Consultant will be paid only for work delivered and approved by YESDTC up to the date of such termination.

5.             Relationship of Parties:

a.           Consultant shall retain independent professional status throughout the Contract and shall use its own discretion in performing the tasks assigned.  Consultant is not an employee or agent of YESDTC at any time while the Contract is in effect.  Consultant is not entitled to the rights or benefits afforded to YESDTC’s employees, including disability insurance, unemployment insurance, worker’s compensation, medical insurance, sick leave or any other YESDTC employment benefit.

b.           Consultant shall perform the services required by the Contract at any place or location and at such times as Consultant shall determine, with Consultant’s own equipment and supplies.  Any temporary provision of facilities or equipment to Consultant by YESDTC for the performance of Consultant’s duties will not be evidence of an employer/employee relationship.

c.           Consultant will report as income to the appropriate government agencies all compensation received pursuant to the Contract and will pay all applicable taxes.  YESDTC will not make deductions from its fees to Consultant for any taxes.  However, YESDTC will deduct U.S. federal income tax with respect to a Consultant that is classified as a nonresident alien individual for U.S. income tax purposes.

d.           In the event Consultant employs any assistants to perform under the Contract, such assistants must comply with all provisions of the Contract.  All assistants shall be under the direct control of Consultant, but shall also be answerable and be subject to direction or suggestions made by YESDTC.  Consultant assumes full and sole responsibility for the payment of all assistant compensation, expenses, local, state and federal income tax, unemployment and workers’ compensation insurance, Social Security, disability insurance, and any other applicable withholdings.

6.             Indemnification:  Consultant and YESDTC each shall indemnify, defend and hold the other party harmless from and against any claim, liability, injury, damages, costs or attorneys’ fees that may be incurred or demanded of either party as a result of the other party’s (or the other party’s agents’, representatives’ or employees’) negligence, improper conduct, intentional acts or omissions, failure to comply with any law, or as a result of any claims relating to the originality or ownership of the work performed hereunder by Consultant or its assistants.

7.             Confidentiality:

a.           Consultant will not improperly disclose any YESDTC Confidential Information and will take all reasonable precautions to prevent its unauthorized dissemination, both during and after the Contract.  Consultant will limit the internal distribution of YESDTC Confidential Information to its employees and agents who have a need to know.  Consultant will not to use any YESDTC Confidential Information for its own benefit or for the benefit of anyone other than YESDTC. Consultant will not design or manufacture any products, which incorporate any YESDTC Confidential Information without the express, written consent of YESDTC.

b.           YESDTC Confidential Information means information relating to the research, development, products, methods of manufacture, trade secrets, business plans, customers, finances, and personnel data related to the business or affairs of YESDTC, including but not limited to any and all information related to the YESDTC products.  YESDTC Confidential Information does not include any information: (i) which Consultant knew before YESDTC disclosed it to Consultant; (ii) which has become publicly known through no wrongful act of Consultant; or (iii) which Consultant developed independently, as evidenced by appropriate documentation.

c.           All YESDTC Confidential Information remains the property of YESDTC and no license or other rights in the Confidential Information is granted hereby.  All information is provided "AS IS" and without any warranty, express, implied, or otherwise, regarding its accuracy or performance.  Further, upon YESDTC's written request, Consultant agrees to return to YESDTC all YESDTC Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof.

8.             Miscellaneous:

a.           Prohibition of Assignment:  Neither Consultant or YESDTC may assign or delegate any of its rights or obligations under the Contract without first obtaining the written consent of the other party.

b.           No Conflict:  Consultant will not engage in any consulting services or enter into any other contract that would materially interfere with the commitment of time and energy required by Consultant to timely complete Consultant’s obligations under the Contract.

c.           Governing Law:  California law will govern the Contract.

d.           Severability:  If any provision of the Contract is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of the Contract shall continue in full force and effect.

e.   Dispute Resolution:
i.           Arbitration:  Except for any claim by YESDTC that Consultant has breached the terms of Paragraph 7 of the Contract, the parties agree to submit any dispute arising out of or in connection with the Contract to binding arbitration in Marin County, California before the American Arbitration Association, (“AAA”) under the then standing Commercial Arbitration Rules of the AAA.  The “prevailing party” if any, in any arbitration will be entitled to the recovery of its costs and reasonable attorneys’ fees from the other party. Any arbitration shall be final and binding and the arbitrator's order will be enforceable in any court of competent jurisdiction.

ii.           Court Action and Equitable Relief:  Any breach of the confidentiality provisions of the Contract by Consultant will result in irreparable harm to YESDTC.  For any claim by YESDTC that Consultant has breached the terms of Paragraph 7 of the Contract, YESDTC shall have the right to assert any claim, demand or suit, including a claim for injunction or other equitable relief, in any Court of competent jurisdiction.  In the event that YESDTC is the “prevailing party” in any action to enforce the confidentiality provisions of Paragraph 7 of the Contract, YESDTC will be entitled to the recovery of its costs and reasonable attorneys’ fees.

iii.           Limitation of Liability:  Except for any damages arising from Consultant’s breach of Paragraph 7 or 8 of the Contract, neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder.

f.           Survival of Terms:  The provisions of paragraphs 6, 7 and 8.e. of the Contract shall survive any termination of the Contract.

g.          Modification:  Any modification of the Contract will be effective only if it is in writing and signed by both parties.

h.          Entire Agreement:  The Contract and the Exhibits attached to the Contract constitute the entire agreement between YESDTC and Consultant and supersede all prior or contemporaneous written or verbal agreements and understandings in connection with the subject matter hereof.

YES DTC Holdings, Inc.                                                                           CONSULTANT

By:	/s/ Joseph Noel	By:	/s/ William Bush

Name:	Joseph Noel	Name:	William Bush

Title:	Chief Executive Officer	Title:	Consultant

EXHIBIT A

DESCRIPTION OF WORK AND COMPENSATION

1.	Name of Consultant:	William Bush
c/o YESDTC Holdings, Inc.
300 Beale St. Suite 613
San Francisco, Ca 94105

2.             Effective Dates of Contract:  January 1, 2010 through December 31, 2010

3.             Scope of Work:   For the initial assignment, Consultant will provide the following services;
a) Completion of financial statements and related disclosures to be included in appropriate regulatory filings
b) Implementation, advice and establishment of bookkeeping and recording purposes suitable for a company;

As well as other such services as mutually agreed which Consultant shall render and spend such time as may be necessary to fully complete its tasks in a professional manner.

4.             Invoice Submission and Payment:  Consultant shall submit an invoice for services rendered as well as for all expenses incurred will contain a detailed list of those expenses incurred and supporting documentation.  Consultant will not be reimbursed for any expenses incurred in connection with this Contract absent prior written approval of YESDTC.

5.   Consultant Compensation:

a.	Monthly Retainer: $5,000 per month due on the first day of the month
b.	1,500,000 restricted common shares to be purchased for a nominal cost of $0.0001, which will be vested over a period of two (2) years.
c.	Additional Consulting: to be paid at a mutually agreeable rate.

6.             Equipment:  Consultant will supply all its own equipment for this Contract.

7.             Entire Scope of Work:  This Exhibit A contains the entire Scope of Work for Consultant.  If a change in the scope of the work results in a material increase or decrease in the cost or time for completion of the services, the fees and schedule may be renegotiated upon the mutual agreement of the parties.  In that event, a new Exhibit A will be drafted, signed and attached to the Contract.

YESDTC Holdings, Inc.                                                                          CONSULTANT

By:	/s/ Joseph Noel	By:	/s/ William Bush

Name:	Joseph Noel	Name:	William Bush

Title:	Chief Executive Officer	Title:	Consultant

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